Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Biomerica, Inc. (the “Company”) of our report dated August 28, 2024, relating to our audits of the Company’s consolidated financial statements as of May 31, 2024 and 2023, and for each of the years then ended, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, included in the Annual Report on Form 10-K of Biomerica, Inc. for the fiscal year ended May 31, 2024.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California

November 25, 2024